EXHIBIT 99.1

SAGA COMMUNICATIONS, INC.
2023 INCENTIVE COMPENSATION PLAN

I.            GENERAL PROVISIONS

1.1            Purpose. The purposes of this Saga Communications, Inc. 2023 Incentive Compensation Plan (the “Plan”) are to encourage directors who are not Employees, officers and selected employees of Saga Communications, Inc. (the “Company”) and its subsidiaries to acquire a proprietary interest in the Company in order to create an increased incentive to contribute to the Company’s future success and prosperity, and enhance the ability of the Company and its Subsidiaries to attract and retain highly qualified individuals upon whom the sustained progress, growth and profitability of the Company depend, thus enhancing the value of the Company for the benefit of its stockholders.

1.2            Participants. Participants in the Plan shall be such Employees (including Employees who are directors) and directors who are not Employees of the Company and its subsidiaries as the Committee may select from time to time.

1.3            Definitions. As used in this Plan, the following terms have the meaning described below:

(a)            “Agreement” means the written agreement that sets forth the terms of a Participant’s Award.

(b)            “Award” means any Option, Restricted Stock, Restricted Stock Unit or Performance Award, or other incentive award granted under this Plan.

(c)            “Board” means the Board of Directors of the Company.

(d)            “Cashless Exercise Procedure” means delivery to the Company by a Participant exercising an Option of a properly executed exercise notice, acceptable to the Company, together with irrevocable instructions to the Participant’s broker to deliver to the Company sufficient cash to pay the exercise price and any applicable income and employment withholding taxes, in accordance with a written agreement between the Company and the brokerage firm.

(e)            “Cause” means (1) with respect to any Participant who is a party to a written employment agreement with the Company or subsidiary, “Cause” as defined in such employment agreement, or (2) with respect to any Participant who is not a party to a written employment agreement with the Company or subsidiary, personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or receipt of a final cease-and-desist order. In determining willfulness, no act or failure to act on a Participant’s part shall be considered “willful” unless done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company.

(f)            “Change in Control” means the occurrence of any of the following events:

(1)            any one Person, or more than one Person acting as a group, other than a Person owning more than 30% of the total voting power of all outstanding voting securities of the Company on the Effective Date, acquires ownership of stock of the Company that, together with stock held by such Person or group, constitutes more than 30% of the total voting power of all outstanding voting securities of the Company; or

(2)            a majority of the members of the Company’s Board of Directors is replaced during any period of 12 consecutive calendar months by directors whose appointment or election is not endorsed by a majority of the directors prior to the date of appointment or election of a director; or

(3)            the consummation of:

(A)	a sale or disposition of all or substantially all of the Company’s assets; or

(B)	a merger, consolidation or reorganization of the Company with or involving any other company, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

(4)	a complete liquidation or dissolution of the Company

(g)            “Class A Common Stock” means shares of the Company’s authorized and unissued Class A common stock, $.01 par value, or reacquired shares of such Class A common stock.

(h)            “Code” means the Internal Revenue Code of 1986, as amended.

(i)            “Committee” means the members of the Compensation Committee of the Company’s Board, which consists of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) and, if the Company's Common Stock is listed for trading on NASDAQ, or such other stock exchange or stock market, each of whom shall be an "independent director" as defined in the listing standards of NASDAQ or such other stock exchange or stock market, if the Committee is designated by the Board to administer the Plan. The fact that a Committee member shall fail to qualify under Rule 16b-3 under the Exchange Act shall not invalidate any grant or award made by the Committee, if the grant or award is otherwise validly granted under the Plan.

(j)            “Common Stock” means shares of Class A Common Stock.

(k)            “Disability” means disability as defined in Section 22(e) of the Code.

(l)            “Effective Date” means the date on which the shareholders of the Company have approved the Plan.

(m)            “Employee” means an employee of the Company and its subsidiaries, who has an “employment relationship” with the Company, as defined in Treasury Regulation 1.421-7(h); and the term “employment” means employment with the Company and its subsidiaries.

(n)            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor thereto.

(o)            “Fair Market Value” means with respect to any share of Common Stock on the Grant Date, the closing price of the Class A Common Stock on NASDAQ, or any other such stock exchange or stock market, on which the Class A Common Stock may be listed or traded, for the Grant Date. In the event that there were no Class A Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Class A Common Stock transactions. Unless otherwise specified in the Plan, “Fair Market Value” for purposes of determining the value of Class A Common Stock on the date of exercise means the closing price of the Class A Common Stock on NASDAQ, or any other such stock exchange or stock market, on which the Class A Common Stock may be listed or traded, on the last date preceding the exercise of which there were Class A Common Stock transactions.

(p)            “Grant Date” means the date on which the Committee authorizes an individual Award.

(q)            “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code and is designated as such in the Agreement evidencing the grant.

(r)            “Key Employee” refers to a Participant who meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), but disregarding Code Section 416(i)(5), at any time during the twelve (12) month period ending on December 31st of each calendar year.

(s)            “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

(t)            “Option” means either an Incentive Stock Option or a Nonqualified Stock Option.

(u)            “Participant” is defined in Section 1.2.

(v)            “Performance Award” means a performance award granted pursuant to Article IV.

(w)            “Person” means an individual, partnership, corporation, limited liability company, joint stock company, trust, unincorporated association, business trust, joint venture, governmental authority or other entity of whatever nature.

(x)            “Related Employer” means the Company and any person which is a member of a controlled group of corporations (as defined in Code Section 414(b)), and any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c)) hereinafter referred to as the “Related Group.” Only employees of an adopting member of the Related Group may become eligible to participate and receive Awards under the Plan.

(y)            “Restricted Stock” means Common Stock that is subject to vesting or other restrictions pursuant to Article III or Article IV.

(z)            “Restricted Stock Unit” means a right granted pursuant to Article III to receive Restricted Stock or an equivalent value in cash pursuant to the terms of this Plan and the related Agreement.

(aa)      “Retention Requirement” is defined in Section 3.2.

(bb)      “Separation from Service” or “Separates from Service” means that the Company and Participant reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date, whether as an employee or independent contractor, would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed, whether as an employee or an independent contractor, over the immediately preceding thirty six (36) month period, or the full period of services to the Company if the Participant has been providing services to the Company for less than thirty six (36) months.

(cc)      “Specified Employee” means a Participant who, as of the date of Separation from Service, is treated as a Key Employee and is employed by the Company or a Related Employer whose stock is publicly traded on an established securities market.

(dd)      “Vesting” for purposes of an Option, generally means the dates on which portions of the Option become exercisable by the Optionee, and for purposes of Restricted Stock, generally means the dates on which portions of the Restricted Stock become available for direct ownership by the grantee thereof (subject to the terms of the Plan and Award Agreement).

1.4            Administration.

(a)            The Plan shall be administered by the Committee or by the Board acting as the Committee. The Committee, at any time and from time to time, subject to Sections 2.2 and 7.7, may grant Awards to such Participants and for such number of shares of Common Stock as it shall designate. The Committee shall interpret the Plan, prescribe, amend, and rescind rules and regulations relating to the Plan, and make all other determinations necessary or advisable for its administration. The decision of the Committee on any question concerning the interpretation of the Plan or its administration shall be final and binding upon all Participants.

Subject to Section 7.8, the Committee shall have the authority to amend or modify the terms of any outstanding Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided that such actions do not cause an Award not otherwise subject to Section 409A of the Code to become subject to Section 409A of the Code. The Committee shall without limitation, have the authority to: (a) modify the number of shares or other terms and conditions of an Award; provided that any increase in the number of shares of an Award other than pursuant to Section 6.1 will be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Fair Market Value on the date of the new grant; (b) extend the term of an Award to a date that is no later than the earlier of the latest date upon which the Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of an Option is extended at a time when the Option exercise price equals or exceeds the Fair Market Value, it will not be an extension of the term of the Option, but instead will be treated as a modification of the Option and a new Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Award; (d) accept the surrender of any outstanding Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards (such grant of new Awards will be considered to be a new grant for purposes of Section 409A of the Code and such new grant shall be made at Fair Market Value on the date of the new grant); provided, that Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such Awards to the same Participants.

(b)            To the extent permitted by applicable law, the Committee may delegate to one or more officers or managers of the Company or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue or terminate Awards held by Participants who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act.

(c)            Agreements shall not provide for vesting prior to the first anniversary of the Grant Date, provided, that the Committee may provide for shorter or earlier vesting in connection with a Change in Control, death, Disability, retirement or other event or circumstance that the Committee determines to be appropriate, and may further exercise its discretion to modify the terms of an outstanding Award to accelerate vesting under such circumstances as the Committee deems appropriate, including without limitation, upon retirement of a Participant.

(d)            No member or former member of the Committee, or any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or was a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 1.4(d) shall not be construed as limiting the Company's ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

1.5            Stock. The total number of shares available for grants and awards under this Plan shall be Six Hundred Thousand (600,000) shares of Class A Common Stock. Up to a maximum aggregate of 600,000 shares may be granted as Incentive Stock Options. Shares subject to any portion of a terminated, forfeited, cancelled or expired Award granted hereunder may again be subjected to grants and awards under the Plan as of the date of such termination, forfeiture, cancellation or expiration. If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering shares (either actually or through a signed document affirming a Participant's ownership and delivery of such shares) or withholding shares relating to such Award, the gross number of shares subject to the Award shall nonetheless be deemed to have been granted for purposes of the first sentence of this Section 1.5. The amounts in this Section 1.5 shall be adjusted, as applicable, in accordance with Article VI.

1.6            Participant Limitations.

(a)  Subject to adjustment as provided in Article VI, no Participant in any one fiscal year of the Company may be granted (i) Options; (ii) shares of Restricted Stock or shares evidenced by Restricted Stock Units that are denominated in shares of Common Stock; or (iii) Performance Awards that are denominated in shares of Common Stock with respect to more than 60,000 shares in the aggregate. The maximum dollar value payable to any Participant in any one fiscal year of the Company with respect to Restricted Stock Units or Performance Awards that are valued in property other than Common Stock is the lesser of $1,000,000 or 2.99 times the Participant’s base salary for the fiscal year. If an Award is cancelled with respect to a Participant, the cancelled Award shall continue to be counted towards the applicable annual limitations for that Participant in that fiscal year.

(b)            The total value of any annual Award to a Participant who is an Employee on the Grant Date will be a percentage of base salary, as follows:

Award Group	Award Range
Chief Executive Officer	75% - 125%
Senior Vice Presidents and Executive Vice Presidents	40% - 75%
General Managers and other Employees	10% - 40%

(c)            The total value of any annual Award to a Participant who is a director who is not an Employee on the Grant Date will be a percentage of the total annual compensation expected to be paid to the director for the fiscal year, not exceeding 50%.

II.            STOCK OPTIONS

2.1            Grant of Options. The Committee may grant Options to Participants and, to the extent Options are granted, shall determine the general terms and conditions of exercise, including any applicable vesting or performance requirements, which shall be set forth in a Participant’s Agreement. The Committee may designate any Option granted as either an Incentive Stock Option or a Nonqualified Stock Option, or the Committee may designate a portion of an Option as an Incentive Stock Option and the remainder as a Nonqualified Stock Option. Notwithstanding the foregoing, directors who are not Employees may not receive Incentive Stock Options. An Option shall expire no later than the close of business on the tenth anniversary of the Grant Date. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns or beneficially owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, may not have a term that exceeds five (5) years from the date of grant. Any Participant may hold more than one Award under the Plan and any other plan of the Company. The Committee shall determine the per share exercise price for each Option granted under the Plan, but no Option shall be granted with an exercise price below 100% of the Fair Market Value of Common Stock on the Grant Date, however, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns or beneficially owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company, unless the Exercise Price per share is not less than one hundred ten percent (110%) of the Fair Market Value of Company Stock on the date of grant. The Committee may, in its discretion, accelerate a Participant’s right to exercise an Option. Awards to directors who are not Employees may be made pursuant to policy adopted by the Committee from time to time.

2.2            Incentive Stock Options. Any Option intended to constitute an Incentive Stock Option shall only be granted to an Employee and the terms of any Incentive Stock Option granted under this Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Subject to the terms of this Plan, the Committee may impose such conditions or restrictions on any Option as it deems appropriate.

2.3            Payment for Option Shares. The purchase price for shares of Common Stock to be acquired upon exercise of an Option granted hereunder shall be paid (a) in cash or by personal check, bank draft or money order at the time of exercise; (b) by tendering shares of Common Stock which are freely owned and held by the Participant independent of any restrictions, hypothecations or other encumbrances, duly endorsed for transfer (or with duly executed stock powers attached); (c) by the Company purchasing that number of shares of Common Stock subject to Option sufficient to pay the exercise price (which if this cashless method is selected by Participant would reduce thereby the number of shares to be delivered to Participant in connection with the exercise of the Option); (d) by reduction of the number of shares otherwise deliverable upon exercise of such Option equal to the aggregate exercise price of the shares exercised; (e) in any other form of legal consideration that may be acceptable to the Committee; (f) by using the Cashless Exercise Procedure if the relevant agreement between the Company and the Participant’s broker referred to in the definition of such term has been executed by the Company and such broker; or (g) in any combination of the above. If shares of Common Stock are tendered in payment of all or part of the exercise price, or if Option shares are purchased or reduced by the Company, they shall be valued for such purpose at their Fair Market Value on the date of exercise.

III.            RESTRICTED STOCK AND RESTRICTED STOCK UNITS

3.1            Terms of Restricted Stock and Restricted Stock Units. The Committee shall have the authority to grant Restricted Stock Awards and Restricted Stock Units to such Participants and for such number of shares of Common Stock as it shall designate. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by an Agreement that shall specify the terms thereof, including vesting, the number of shares of Common Stock subject to the Award or Unit, and such other provisions as the Committee shall determine. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or performance goals as deemed appropriate by the Committee. In no event shall the grant, issuance, retention, vesting or settlement of shares of Restricted Stock or Restricted Stock Units that is based on performance goals or a level of achievement measured against performance goals be subject to a performance period of less than one year. No condition that is based upon continued employment or the passage of time shall provide for vesting or settlement in full of Restricted Stock or Restricted Stock Units over a period of less than one year from the date the Award is made, other than as a result of or upon the death, Disability or retirement of the Participant or a Change in Control, or other event or circumstance that the Committee determines to be appropriate, and may further exercise its discretion to modify the terms of an outstanding Award to accelerate vesting under such circumstances as the Committee deems appropriate, including without limitation the retirement of a Participant.

3.2            Retention Requirement. Until Employees are no longer Employees and until directors who are not Employees cease serving as directors, they shall retain 50% of any net Award of Restricted Stock. For purposes of clarity, the 50% is based on the total number of shares of Restricted Stock awarded and is not reduced by any shares which have vested or which are sold or transferred pursuant to the terms of the Plan, but is reduced by shares which have been netted out to pay withholding taxes.

3.3            Transferability. Except as provided in this Article III of the Plan, shares of Restricted Stock or shares of Common Stock subject to a Restricted Stock Unit may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until (a) the applicable vesting date, and (b) upon the satisfaction of other conditions as specified in the Plan and the Agreement. Prior to vesting and any other restrictions, all rights with respect to the Restricted Stock or Common Stock subject to a Restricted Stock Unit shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

3.4            Other Restrictions. Restrictions may differ among Participants. Subject to the terms of this Plan, Awards of Restricted Stock and Restricted Stock Units shall have such restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive any dividend or other right or property), which restrictions may vest separately or in combination at such time or times, in installments or otherwise. Unless the Committee shall otherwise determine, any shares or other securities distributed with respect to Restricted Stock or which a Participant is otherwise entitled to receive by reason of such Restricted Stock shall be subject to the restrictions contained in the applicable Agreement. Subject to the aforementioned restrictions and the provisions of this Plan, Participants shall have all of the rights of a stockholder with respect to shares of Restricted Stock and shares subject to a Restricted Stock Unit.

3.5            Book-Entry Restrictive Instructions and Certificate Legend. The Restricted Stock awarded pursuant to this Article III or Article IV shall be awarded in book-entry form unless the Committee otherwise determines, and may include restrictive instructions to the Company’s registrar and transfer agent in accordance with the Plan and the Agreement; and in addition to any legends placed on certificates pursuant to Article IV, any certificate representing shares of Restricted Stock or shares of Common Stock subject to a Restricted Stock Unit shall bear the following legend unless the shares have been registered under federal securities laws:

The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Saga Communications, Inc. 2023 Incentive Compensation Plan (the “Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement. A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of the Company.

In addition, if a Participant is an affiliate of the Corporation, as such term is defined and interpreted under federal securities law, the certificate shall include the standard legend for “affiliate shares” and may only be transferred or sold in accordance with federal securities laws.

3.6            Removal of Restrictions. Except as otherwise provided under this Plan, if the vesting and/or other restrictions of the Restricted Stock have been satisfied or been waived by the Committee with respect to all or a portion of the Restricted Stock represented by a certificate or in book-entry form, the holder thereof shall be entitled to have the legend required by Section 3.5 removed from such stock certificate or the restrictive instructions with respect to the book-entry shares removed with respect to the applicable shares. Any certificate evidencing the remaining shares shall bear the legend required by Section 3.5 and the remaining book-entry shares shall remain subject to the restrictive instructions. The Company shall have the right to retain any certificate representing shares of Restricted Stock or shares subject to a Restricted Stock Unit until such time as all conditions and/or restrictions applicable to such shares of Common Stock have been satisfied.

IV.            PERFORMANCE AWARDS

4.1            Performance Awards. The Committee is authorized to grant Performance Awards to eligible Participants. Subject to the terms of the Plan, a Performance Award granted under the Plan (a) may be denominated or payable in cash or shares of Common Stock (including, without limitation, Restricted Stock or Restricted Stock Units), and (b) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, upon the achievement of such performance goals during such performance period, as the Committee shall establish. Subject to the terms of this Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award, and the other terms and conditions of any Performance Award, including the effect upon such Award of termination of the Participant’s employment and/or directorship, shall be determined by the Committee.

4.2            Requirements Applicable to Performance Awards. Performance Awards must comply with the following additional requirements, which override any other provision set forth in this Article IV:

(a)            Grants. Each Performance Award shall be based upon pre-established, objective performance goals. Further, at the discretion of the Committee, a Performance Award also may be subject to goals and restrictions in addition to the performance requirements.

(b)            Performance Goals. Each Performance Award shall be based upon the attainment of specified levels of Company performance (or combination thereof) during a specified performance period, as measured by any or all of the following, which may be specified on a consolidated, same station, pro forma, per share and/or segment basis: (i) earnings (as measured by net income, operating income, operating income before interest, EBIT, EBITA, EBITDA, pre-tax income, or cash earnings, or earnings as adjusted by excluding one or more components of earnings); (ii) revenue (as measured by operating revenue or net operating revenue); (iii) cash flow; (iv) free cash flow; (v) broadcast cash flow, margins and/or margin growth; (vi) earnings and/or revenue growth; (vii) working capital; (viii) market capitalization; (ix) market revenue performance; (x) achievement and/or maintenance of target stock prices; (xi) stock price growth; (xii) return on equity; (xiii) return on investment; and (xiv) return on assets/net assets.

(c)            Committee Determinations. For each designated performance period, the Committee shall (i) select those Employees who shall be eligible to receive a Performance Award; (ii) determine the performance period, which may be from one to five years; (iii) determine the target levels of Company or subsidiary performance; and (iv) determine the Performance Award to be paid to each selected Employee. The Committee shall make the foregoing determinations prior to the commencement of services to which a Performance Award relates (or during the first ninety days of the performance period) and while the outcome of the performance goals and targets is uncertain.

(d)            Committee Certification. For each performance period, the Committee shall certify, in writing: (i) if the Company or its subsidiary(ies) (as applicable) has attained the performance targets; and (ii) the cash or number of shares (or combination thereof) pursuant to the Performance Award that shall be paid to each selected Employee (or the number of shares that are to become freely transferable, if a Performance Award is granted subject to attainment of the designated performance goals). The Committee may not waive all or part of the conditions, goals and restrictions applicable to the receipt of full or partial payment of a Performance Award. No part of a Performance Award shall be paid or become transferable until the Committee certifies in writing that the performance goals and restrictions have been satisfied.

(e)            Non-Alienation. Except as provided in this Article IV of the Plan, the shares subject to a Performance Award granted hereunder may not be transferred, pledged, assigned, or otherwise alienated or hypothecated until the applicable performance targets and other restrictions are satisfied, as shall be certified in writing by the Committee. All rights with respect to a Performance Award granted hereunder shall apply only to such Employee or the Employee’s legal representative.

(f)            Removal of Legend. Except as otherwise provided in this Article IV or as required by other restrictions set forth in the Plan, and subject to applicable federal and state securities laws, shares covered by each) Performance Award made under the Plan shall become freely transferable by the Employee after the Committee has certified that the applicable performance targets and restrictions have been satisfied. Once the shares are released from all restrictions, the Employee shall be entitled to have the legend required by Section 3.5 removed from the applicable Common Stock certificate or the restrictive instructions with respect to the book-entry shares removed.

V.            TERMINATION OF EMPLOYMENT AND SERVICES

5.1            Options.

(a)            Unless otherwise provided in the applicable Agreement, if, prior to the date that an Option first becomes exercisable, a Participant’s status as an Employee or as a director who is not an Employee is terminated for any reason, the Participant’s right to exercise an Option shall terminate and all rights thereunder shall cease as of the close of business on the date of such termination.

(b)            For any Nonqualified Stock Option unless otherwise provided in the applicable Agreement and for any Incentive Stock Option, if, on or after the date that the Option first becomes exercisable, a Participant’s status as an Employee or, as applicable, a director who is not an Employee, is terminated (1) for Cause, any unexercised portion of the Option (whether then exercisable or not) shall, as of the time of the Cause determination, immediately terminate, (2) due to death or Disability, then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable only until the earlier of the one year anniversary of such termination or the “expiration date” set forth in the applicable Agreement, (3) for any other reason (except as provided in the next sentence), then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable only until the earlier of the three month anniversary of such termination or the “expiration date” set forth in the applicable Agreement. For any Nonqualified Stock Option, unless otherwise provided in the applicable Agreement, if, on or after the date that the Option first becomes exercisable, a Participant’s status as an Employee or, as applicable, a director who is not an Employee, is terminated due to retirement, or is terminated involuntarily (other than for Cause or due to death or Disability) within 6 months following a Change in Control, then the Option, to the extent that it is exercisable on the date of termination, shall be exercisable until the “expiration date” set forth in the applicable Agreement. The Committee, at its discretion, may designate in the applicable Agreement a different post-termination period for exercise of a Nonqualified Stock Option and may extend the exercise period of any Option, but in no event may the post-termination exercise period exceed the tenth anniversary of the Grant Date; it being understood that the extension of the exercise term for an Incentive Stock Option may cause such Option to become a Nonqualified Stock Option.

(c)            Shares subject to Options that are not exercised within the time allotted for exercise shall expire and be forfeited by the Participant as of the close of business on the date they are no longer exercisable.

5.2            Restricted Stock and Restricted Stock Units. Unless otherwise provided in the applicable Agreement, if the status as an Employee or as a director who is not an Employee, of a Participant holding a Restricted Stock or Restricted Stock Unit terminates for any reason prior to vesting or satisfaction of applicable restrictions, any shares of Common Stock subject to a Restricted Stock Award or Restricted Stock Unit shall be forfeited by the Participant; provided, however, that the Committee, in its sole discretion, may waive or change the remaining restrictions or add additional restrictions with respect to any Restricted Stock Award or Restricted Stock Unit that would otherwise be forfeited, as it deems appropriate.

5.3            Performance Awards. Unless otherwise provided in the applicable Agreement, if the status as an Employee or as a director who is not an Employee of a Participant holding a Performance Award terminates for any reason prior to satisfaction of the performance requirements of such Award, such Award automatically shall be forfeited by the Participant to the extent such requirements are not satisfied; provided, however, that the Committee, in its sole discretion, may waive or change the remaining requirements or add additional requirements with respect to any Performance Award or portion thereof that would otherwise be forfeited, as it deems appropriate.

5.4            Other Provisions. Neither the transfer of a Participant from one member of the Related Group to another member of the Related Group, nor a leave of absence under the Company’s leave policy, shall be deemed to constitute a termination of status as a Participant for purposes of the Plan.

5.5            Specified Employee Limitation. Except as otherwise provided in this subsection, a distribution of any Award that is “deferred compensation” that is made because of a Separation from Service to a Participant who is a Specified Employee shall not occur before the date which is six (6) months after the Separation from Service.

(a)            For this purpose, a Participant who is treated as a Specified Employee shall be treated as a Specified Employee for the entire twelve (12) month period beginning on April 1st of each calendar year.

(b)            This subsection shall not apply to payments that occur after the death of the Participant.

5.6            Leaves of Absence. Authorized leaves of absence, including periods of “disability” which occur prior to termination of an Employee for Disability as defined in the Plan (unless Employee has an employment agreement, and then as “disability” is defined under such employment agreement) or leaves of absence which applicable law requires to be counted as service shall not constitute termination of service.

VI.            ADJUSTMENTS AND CHANGE IN CONTROL

6.1            Adjustments.

(a)            If the Committee shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (1) the number and type of shares of Common Stock which thereafter may be made the subject of Awards, (2) the number and type of shares of Common Stock subject to outstanding Awards, and (3) the exercise price with respect to any Option, or, if deemed appropriate, cancel outstanding Options and make provision for a cash payment to the holders thereof; provided, however, in each case, that with respect to Incentive Stock Options any such adjustment shall be made in accordance with Section 422 of the Code or any successor provision thereto to the extent that such Option is intended to remain an Incentive Stock Option.

(b)            The foregoing adjustments shall be made by the Committee or, if such adjustment is required by the Board, then by the Board at the recommendation of the Committee. Any such adjustment shall provide for the elimination of any fractional share that might otherwise become subject to an Award.

6.2            Change in Control. Upon the occurrence of a Change in Control, then Awards shall be treated as the Committee may determine (including acceleration of vesting and cash settlements of Options and acceleration of vesting or other restrictions of Restricted Stock) at the time of grant or at a subsequent date, as provided in the recipient’s Agreement. If no such provision is made in the recipient’s Agreement and no subsequent determination is made by the Committee, then (a) any Option granted hereunder immediately shall become exercisable in full, regardless of any installment provision applicable to such Option; (b) any shares of Restricted Stock or shares subject to a Restricted Stock Unit granted hereunder immediately shall vest and all other restrictions waived; and (c) the performance requirements for a Performance Award granted hereunder shall be deemed to have been satisfied in full at the target performance level.

6.3            Merger. Subject to Section 6.2, if the Company is a party to any merger, consolidation, reorganization, or sale of substantially all of its assets, each holder of an outstanding Award, to the extent that such Award remains outstanding thereafter, shall be entitled to receive, in lieu of the shares of Common Stock to which such holder would otherwise be entitled, upon the exercise of such Option or the vesting of the shares of Restricted Stock or shares subject to a Restricted Stock Unit or the satisfaction of the performance requirements for a Performance Award, the securities and/or property which a stockholder owning the number of shares subject to the holder’s Award would be entitled to receive pursuant to such merger, consolidation, reorganization or sale of assets.

VII.            MISCELLANEOUS

7.1            Partial Exercise/Fractional Shares. The Committee may permit, and shall establish procedures for, the partial exercise of Options granted under the Plan. No fractional shares shall be issued in connection with the exercise or payment of a grant or award under the Plan; instead, the Fair Market Value of the fractional shares shall be paid in cash, or at the discretion of the Committee, the number of shares shall be rounded down to the nearest whole number of shares, and any fractional shares shall be disregarded.

7.2            Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on Restricted Stock, shares subject to a Restricted Stock Unit or Performance Award or the exercise of an Option (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Rule 16b-3 of the Exchange Act (as such rule may be in effect at such time).

7.3            Section 409A. The terms and conditions of all grants under the Plan shall be designed to comply with the applicable requirements, if any, of Code Section 409A. To the extent that any amount or benefit that constitutes "deferred compensation" to a Participant under Code Section 409A or is otherwise payable or distributable to a Participant under the Plan or any Agreement solely by reason of the occurrence of a change in control of the Company or due to the Participant's disability or "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-1(h)), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control, disability or separation from service meet the definition of a change in ownership or effective control, disability or separation from service, as the case may be, in Code Section 409A(a)(2)(A) and applicable regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

7.4            Rights Prior to Issuance of Shares. No Participant shall have any rights as a stockholder with respect to shares covered by an Award until the issuance of such shares as reflected on the books and records of the Company or its transfer agent. No adjustment shall be made for dividends or other rights with respect to such shares for which the record date is prior to the date the shares are issued.

7.5            Non-Assignability. No Award shall be transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, an Incentive Stock Option shall be exercised only by the Participant. No transfer of an Award shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will or such evidence as the Company may deem necessary to establish the validity of the transfer and the acceptance by the transferee of the terms and conditions of the Award.

7.6            Securities Laws.

(a)            The Company’s obligation to sell and deliver Common Stock pursuant to the exercise of an Option, or deliver a certificate or issue instructions to the Company’s transfer agent relating to book-entry shares representing shares of Restricted Stock or shares issuable pursuant to a Restricted Stock Unit or Performance Award, is subject to such compliance with federal and state laws, rules and regulations applying to the authorization, issuance or sale of securities as the Company deems necessary or advisable. The Company shall not be required to sell or deliver Common Stock unless and until it receives satisfactory assurance that the issuance or transfer of such shares shall not violate any of the provisions of the Securities Act of 1933, as amended, the Exchange Act, any other applicable federal laws, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder or those of NASDAQ, or any such other stock exchange or stock market, on which the Class A Common Stock may be listed or traded, the provisions of any state laws governing the sale of securities, or that there has been compliance with the provisions of such acts, rules, regulations and laws.

(b)            The Committee may impose such restrictions on any shares of Common Stock subject to or underlying an Award as it may deem advisable, including, without limitation, restrictions (i) under applicable federal securities laws, (ii) under the requirements of any stock exchange or other recognized trading market upon which the shares of Class A Common Stock are then listed or traded, or (iii) under any blue sky or state securities laws applicable to such shares of Common Stock. No shares shall be issued until counsel for the Company has determined that the Company has complied with all requirements under appropriate securities laws.

7.7            Withholding and Taxes. The Company shall have the right to withhold from a Participant’s compensation or require a Participant to remit sufficient funds to satisfy applicable withholding for income and employment taxes upon the exercise of an Option, the vesting of, and satisfaction of any other restrictions on, Restricted Stock, or the satisfaction of the performance requirements relating to a Performance Award. A Participant may satisfy applicable withholding for income and employment taxes using any of the methods set forth in Section 2.3, provided that subject to Section 2.3, the Company shall not withhold more Option shares or shares of vested Restricted Stock than are necessary to satisfy the established requirements of federal, state and local tax withholding obligations. To the extent the Company permits any cashless method to cover the withholding tax, this cashless method would reduce thereby the number of shares to be delivered to Participant in connection with the exercise of the Option or the vesting of the Restricted Stock, as applicable.

7.8            Termination and Amendment.

(a)            The Board may terminate this Plan, or the granting of Awards under this Plan, at any time. No new grants or Awards shall be made under the Plan after May 8, 2033.

(b)            The Board may amend or modify the Plan at any time and from time to time, but no amendment or modification, without the approval of the stockholders of the Company, shall (i) materially increase the benefits accruing to Participants under the Plan; (ii) increase the amount of Common Stock for which Awards may be made under the Plan, except as permitted under Section 1.5 and Article VI; (iii) change the provisions relating to the eligibility of individuals to whom Awards may be made under the Plan; or (iv) permit the repricing of Options, except in accordance with Article VI. In addition, if the Company’s Common Stock is listed on NASDAQ or another stock exchange or stock market, the Board may not amend the Plan in a manner requiring approval of the stockholders of the Company under the rules of NASDAQ, or such other stock exchange or stock market, without obtaining the approval of the stockholders.

(c)            No amendment, modification or termination of the Plan shall adversely affect any Award previously granted under the Plan in any material way without the consent of the Participant holding the Award, except as set forth in any Agreement relating to an Award, or to bring the Plan or an Award into compliance with Code Section 409A.

7.9            Clawbacks. By accepting an Award, a Participant is agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including, without limitation, to comply with the requirements of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, (ii) federal securities laws, regulations and rules, and (iii) regulations or rules of NASDAQ or any other stock exchange or stock market), and is further agreeing that all of the Participant’s Awards and Award Agreements may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy as it may be amended from time to time.

7.10           No Rights to Awards. No Participant or other person shall have any claim to be granted any Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards of the same type and the determination of the Committee to grant a waiver or modification of any Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

7.11            No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained as an Employee or director of the Company or any Related Employer. The Company or any Related Employer may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

7.12            No Liability of Company. The Company and any Related Employer which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Award.

7.13            Suspension of Rights under Awards. The Company, by written notice to a Participant, may suspend a Participant's and any transferee's rights under any Award for a period not to exceed 60 days while the termination for Cause of that Participant's employment with the Company or any Related Employer is under consideration or while the removal for Cause of the Participant as a director is under consideration.

7.14            Governing Law. The validity, construction and effect of the Plan and any rules and relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

7.15            Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.